Exhibit 10.13

October 11, 2004

John Laskey

11 Vista Lesina

Newport Coast, CA 92657

Dear John:

On behalf of MSC.Software Corporation, I am pleased to offer you the position of Senior Vice President, CFO.  This position reports to Frank Perna, Chairman and CEO, and is located in Santa Ana, CA.

We are offering you a base salary of $250,000.00 annually, paid semi-monthly.  In addition to your base salary, you will be eligible to participate in the Executive Bonus Program that is targeted at 50% of your base salary.

As part of your overall compensation package, you will receive stock options covering 150,000 shares of MSC.Software common stock, granted upon Board approval (such options to have a per share exercise price equal to the fair market value of a share of our stock on that date). Additionally, as a continuing MSC executive, you will receive a grant of stock options covering 50,000 shares of MSC.Software common stock upon the 1st anniversary of your start date (such options to have a per share exercise price equal  to the fair market value of a share of our stock on that date).

You will also be granted, upon Board approval, a one-time special right to purchase 100,000 shares of restricted MSC.Software common stock at a per share price of $7.00, such right exercisable only for 10 business days after your start date.  As Frank mentioned, we hope you would purchase at least half of the special grant during that period.  The options will be subject to the terms and conditions of the MSC.Software Corporation 2001 Stock Option Plan and the terms and conditions of a stock option agreement to be prepared by MSC.Software (which will be in substantially the form of stock option agreement currently used by MSC.Software with respect to employee stock option grants under such plan).  (Such terms and conditions include, without limitation, vesting requirements, termination provisions, and adjustment provisions with respect to stock splits and similar events).  Your restricted stock purchase right will be subject to the terms and conditions of a restricted stock purchase agreement to be prepared by MSC.Software (which will include customary investment representations and a 1-year cliff vesting requirement pursuant to which MSC.Software will have the right to repurchase (at the lower of the price you pay for the shares or the then fair market value of the shares) the shares if your employment terminates for any reason before the first anniversary of your hire date.

You are eligible to receive Executive Company Benefits, (including medical, deferred compensation, and participation in our Auto allowance program) as in effect from time to time.  Your monthly auto allowance will be $1080.00 per month.

The proposed start date for this position is Monday, October 18, 2004. Please signify your acceptance of our offer by signing the enclosed copy of this letter and faxing it to me at 714-784-4289.  Please also mail a copy of the signed originals to me. This offer is valid until the close of business Wednesday, October 13, 2004.

By accepting this position with MSC.Software, you represent MSC.Software that: (1) the execution and delivery of this letter agreement by you and MSC.Software and the performance by you of your duties for MSC.Software will not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which you are a party or otherwise bound; (2) that you have no information (including, without limitation, confidential information and trade secrets) of any other person or entity which you are not legally and contractually free disclose to MSC.Software; (3) that you are not bound by any confidentially, trade secret or similar agreement with any other person or entity.

The United States Government requires MSC.Software Corporation to verify your eligibility for U. S. employment and identity.  Proof of citizenship or immigration status and a valid Social Security card will be required upon commencement of employment.  You will also be required to sign and abide by a confidentiality and inventions agreement in the form provided to you by MSC.Software.

Although we hope that our relationship will be mutually rewarding, your employment with MSC.Software is “at-will”, which means that either you or MSC.Software can terminate the employment relationship at any time, with or without cause.  The “at-will” nature of your employment cannot be changed or modified except in writing signed by the Chief Executive Officer of MSC.Software. This letter agreement contains all of the terms of your employment and supercedes all prior and contemporaneous negotiations and agreements with respect thereto.  There are no representations, warranties, or other agreements with respect to your employment except as expressly set forth herein.

We are looking forward to welcoming you to the MSC.Software team.  Please feel free to contact me at (714) 444-5152 if you have any questions.

Sincerely,

Rich Lander
Vice President, Human Resources

Enclosures:	Benefits Summary

Offer Accepted:

/s/ John J. Laskey		10/12/04
Signature		Date Signed

Start Date:	10/18/04

Cc: Frank Perna